Exhibit 5.1

BEIJING BRUSSELS LONDON NEW YORK SAN DIEGO SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY WASHINGTON	Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000

May 6, 2015

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

Ladies and Gentlemen:

We have acted as counsel to WSFS Financial Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (File No. 333-203572) (as amended to the date hereof, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers an aggregate of 816,152 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued in connection with the proposed merger of Alliance Bancorp, Inc. of Pennsylvania, a Pennsylvania corporation (“Alliance”), with and into the Company, pursuant to the Agreement and Plan of Reorganization, dated as of March 2, 2015 (as amended from time to time, the “Merger Agreement”), between the Company and Alliance. Pursuant to Rule 416 under the Securities Act, the Registration Statement also registers an indeterminate number of additional shares of Common Stock that may be issued as a result of a stock split or stock dividend with respect to the Common Stock, this opinion shall also be deemed to cover such additional shares of Common Stock, and references herein to “Shares” shall be deemed to include any such additional shares.

We have reviewed the Merger Agreement, the Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. Additionally, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We have assumed that, prior to the issuance of any of the Shares, (a) the Registration Statement will have become effective under the Securities Act, (b) to the extent required under the laws of Pennsylvania, the shareholders of Alliance will have approved and adopted the Merger Agreement, and (c) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act, the Shares, when duly issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

WSFS Financial Corporation

May 6, 2015

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP